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Exhibit 10.11                                                     CONFORMED COPY

                             Dated 2nd December 1997
                             -------------------------------




                        ANTHONY DAVID GALLEY & OTHERS (1)


                                       and

                             COOPER VISION INC.       (2)




                    ----------------------------------------

                            PATENT LICENCE AGREEMENT

                    ----------------------------------------








                                 Cameron McKenna
                                   Mitre House
                              160 Aldersgate Street
                                 London EC1A 4DD

                              T +44(0)171 367 3000
                              F +44(0)171 367 2000






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                            PATENT LICENCE AGREEMENT

This Patent Licence Agreement is entered into as of December 2nd, 1997 by COOPER VISION INC. whose principal place of business is at 10 Faraday, Irvine, CA 92718, USA (hereinafter "CV") and Geoffrey H Galley of Red Lodge, The Close, Totteridge, London, N20 8PJ, Anthony Galley, Albert Morland, Barrie Bevis and Ivor Atkinson (all care of the said Geoffrey H Galley) (together "the Patent Owners").

WHEREAS: The Patent Owners are owners of a series of patents and patent applications

and

WHEREAS: CV wishes to secure a licence for itself and its affiliates under those patents and patent applications to manufacture contact lenses

and

WHEREAS: In consideration of The Cooper Companies, Inc. entering into the Umbrella Agreement the Patent Owners are willing to grant such a licence on the terms and conditions herein

Now it is hereby agreed as follows:

1. In this Agreement the following expressions shall have the following meanings:-

         Affiliate                 shall mean any company which directly or
                                   indirectly controls or is controlled by or is under common control with another company including as a subsidiary or holding company.
                                   For the purposes of this definition,
                                   "control" means the ownership of 100% of the issued share capital in or the legal power to direct or cause the direction of the general management and policies of the company in question.

         Agreement                 shall mean this Patent Licence Agreement.

         AVC                       shall mean Aspect Vision Care Limited

         AVC Licence               shall mean the Patent Licence Agreement
                                   made between AVC and the Patent Owners
                                   dated 20 December 1993.



                                      -2-






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         [ * ]                     shall mean [ * ] Limited

         [ * ] Option              shall mean the Option Agreement for the grant
                                   of a Patent and Knowhow Licence to [ * ] dated 13 January 1997 between the Patent
                                   Owners and [ * ].

         CLT                       shall mean Contact Lens Technologies Limited

         CLT Licence               shall mean the Patent Licence Agreement made
                                   between CLT and the Patent Owners dated 4
                                   December 1995.

         Earn Out Agreement        shall mean the Agreement to be entered into
                                   on even date hereof between A D Galley,
                                   Aspect Vision Holdings Limited and the
                                   Cooper Companies, Inc.

         Effective Date            shall mean the 1st of November 1997.

         Improvement               shall mean any improvement, modification or
                                   addition to the Licensed Patents or to any Know-How.

         Initial Term              shall mean the first five Years of this
                                   Agreement.

         Know-How shall mean all information to the extent that such information is not in the public domain (including that comprised in formulae, techniques, designs, specifications, drawings, components, lists, manuals, instructions and catalogues) relating to:

                                   (i)    the composition or production of
                                          Lenses;

                                   (ii)   the design, development, manufacture
                                          or use of Lenses;

                                   (iii)  the repair and maintenance of Lenses;

                                   (iv)   quality control;

                                   (v)    tooling design.

         Lenses shall mean contact lenses produced in accordance with the Licensed Patents.





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*   Confidential treatment has been requested from the Securities and Exchange
    Commission. Omitted portions have been filed separately with the Commission







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         Licensed Patents          shall mean the patents and applications
                                   deriving and prioritised from an original application which resulted in the granting of United Kingdom Patent No. GB 2,226,977 as listed in Exhibit 1 hereto, together with all other patent applications and patents as may in the future be derived therefrom.

         Net Sales Value           shall, subject to adjustment in accordance
                                   with paragraph 6 of Part 1 of Schedule 2 of the Earn Out Agreement, mean [ * ].

         Parties                   shall mean CV and the Patent Owners.

         Patents                   shall mean the patents included in the
                                   Licensed Patents.

         Patent Applications       shall mean the patent applications included
                                   in the Licensed Patents

         Quarter shall mean successive periods of three months beginning on the Effective Date.

         [ * ]                     shall mean [ * ].

         [ * ] Licence             shall mean the Patent and Know-How Licence
                                   Agreement made between [ * ] and the Patent
                                   Owners dated 15 October 1996.

         Umbrella Agreement        shall mean the Umbrella Agreement for the
                                   sale and purchase of the issued share capital of AVC and other companies to be entered into on even date hereof between A D Galley, Aspect Vision Holdings Limited and The Cooper
                                   Companies, Inc.

         Year shall mean each successive period of 12 calendar months commencing on the Effective Date.

1.2        In this Agreement:-

           1.2.1 unless the context otherwise requires all references to a particular Clause, Exhibit or paragraph shall be a reference to that clause, exhibit or paragraph, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

           1.2.2 the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;


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            1.2.3    unless the contrary intention appears words importing the
                     masculine gender shall be include the feminine and vice versa and words in the singular include the plural and vice versa; and

            1.2.4 unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality.

2.         GRANT OF LICENCE

2.1 The Patent Owners hereby grant to CV a world-wide, non-exclusive licence, to make, have made, use and sell Lenses under the Licensed Patents.

2.2 CV shall, subject to the terms of Clause 3.6 below, be entitled at any time without notifying the Patent Owners to sub-licence its rights hereunder to any Affiliate of CV and shall, subject to the terms of Clause 3.7 below, be entitled to sub-licence its rights hereunder to one or more third parties.

2.3 CV agrees that any sub-licences granted by it shall be personal to the sub-licensee, shall not be capable of further sub-licence by the sub-licencee, and shall not be assignable and shall not be inconsistent with this Agreement and shall not prejudice the Patent Owners' rights in terms of this Agreement. CV shall forward to the Patent Owners a copy of all fully executed sub-licences or sub-licence agreements entered into with sub-licensees from time to time within 28 days of execution thereof.

2.4 CV shall at all times during the continuance of this Agreement be responsible for the observance and performance by every sub-licensee of the terms and conditions of the sub-licence and shall use all reasonable endeavours to monitor and enforce the obligations of every sub-licensee in terms of the relevant sub-licence. Without prejudice to the foregoing generality, CV shall be bound to indemnify the Patent Owners in respect of any actions or omissions of the sub-licensee.

2.5 The Patent Owners have prior to the Effective Date granted licences to manufacture Lenses under the Licensed Patents to the following parties under the following agreements:-

            2.5.1    to CLT under the CLT Licence;

            2.5.2    to AVC under the AVC Licence;





                                      -5-









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            2.5.3    to [ * ] under a Patent Licence Agreement dated 10 November
                     1995;

            2.5.4    to [ * ] under the [ * ] Licence;

            2.5.5    to [ * ] under a Patent Licence Agreement dated 6 July
                     1995; and

            2.5.6 To Ocular Sciences Limited under a Patent Licence Agreement dated 27 February 1997.

           The Patent Owners shall not grant any further licences of the Licensed Patents to third parties other than those listed in this Clause 2.5 without the prior written consent of CV provided that CV hereby consents to the grant by the Patent Owners of a licence of the Licensed Patents to [ * ] under the terms of the [ * ] Option.

2.6 If the Patent Owners make or acquire any Improvement relating to the Licensed Patents they shall, to the extent that they are not prohibited by law, by any undertaking given to others, or by considerations relating to security of a patent or other intellectual property right protection, promptly notify CV in writing giving details thereof and shall provide to CV free of charge such information or explanations as CV may reasonably require to be able legally and effectively to utilise the same for the term of this Agreement and the Patent Owners shall grant to CV a non-exclusive worldwide royalty-free licence to the use of Improvements disclosed by the Patent Owners hereunder on the same terms as those in this Agreement.

3.         ROYALTIES

3.1 As consideration for the grant of this Licence CV will pay to the Patent Owners royalties as follows:

                7.5% of the Net Sales Value of Lenses up to [ * ] per annum

                5.0% of the Net Sales Value of Lenses in excess of [ * ] per annum

3.2        [ * ].

3.3 In the event that any of the Licensed Patents are revoked or declared invalid, CV shall cease from the date of such revocation or declaration to be obliged to make any payment in respect of any sale or other disposition of the Lenses in the country in which such revocation or declaration was made.

3.4        CV will only pay royalties of [ * ]% of the Net Sales Value on [ * ].




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3.5        [ * ].

3.6 If CV grants any sub-licence to an Affiliate under Clause 2.2, CV shall account to the Patent Owners for royalties on sales of Lenses by that Affiliate in the same manner and upon the same terms as royalties upon CV's own sales of Lenses under this Agreement. Such sales shall count towards the threshold of [ * ] referred to in Clause 3.1.

3.7 If CV grants a sub-licence to a third party under Clause 2.2 then CV shall pay [ * ]% of all royalties and lump sums paid to CV and any other benefits whether in cash or in kind receivable by CV from any third party in consideration of the grant of such sub-licence over to the Patent Owners. The cash value of any benefits in kind shall be used in order to calculate the sums due to the Patent Owners under this clause.

3.8 The Patent Owners have licensed [ * ] to make Lenses using the Licensed Patents under the [ * ] Licence and may grant a licence to make Lenses to [ * ] under the [ * ] Option. The Patent Owners hereby agree that in the event that they become entitled to any royalty payments under either the [ * ] Licence or the agreed form licence annexed to the [ * ] Option they shall at CV's option either assign their right to receive [ * ]% of such royalty payments to CV or pay
           [ * ]% of royalty payments received from [ * ] and [ * ] to CV. The following provisions shall apply in respect of any royalty payments made by the Patent Owners to CV:-

           3.8.1 Payments shall be due within 60 days following the end of each Quarter in pounds sterling and shall be accompanied by a royalty statement showing how the amount was calculated.

           3.8.2 Payments shall be made to the bank account to be specified in writing by CV.

           3.8.3 Interest shall be payable at 2.5% over the base rate of the National Westminster Bank on late payments calculated on a daily basis from the date on which royalties are due until receipt of payment in cleared funds by CV.

           3.8.4 The Patent Owners shall maintain full and accurate records of royalties received under the [ * ] Licence and [ * ] Licence and shall keep such records at Geoffrey Galley's home address or at any other site provided that CV is kept advised in writing of the location of such records.

           3.8.5 CV shall have the right, at any time (but not more than twice in any calendar year), upon giving 30 days' notice of its intention to do so, to have a firm of independent




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                      chartered accountants review the Patent Owners' books and
                      records to verify the royalty statements provided to CV by the Patent Owners in respect of the [ * ] Licence and [ * ] Licence and to take copies of such information as required. CV shall maintain any information disclosed to it in the course of such review in complete confidence and shall not use such information for any purpose other than verifying the amount of royalty payable to it.

3.9 Under the [ * ] Licence and under the agreed form licence annexed to the [ * ] Option, the Patent Owners have an obligation to procure certain items listed in Schedule 3 to the said Licences including inter alia access to the Hamble manufacturing plant of AVC and CLT for up to [ * ] days in a 360 day period for the purpose of training and familiarisation with the manufacturing process. AVC and CLT are Affiliates of CV and CV agrees to co-operate and procure the co-operation of AVC and CLT with the Patent Owners so as to enable the Patent Owners to fulfil their obligations under Schedule 3 of the said Licences. In consideration therefor, the Patent Owners agree that if the cost to CV (which shall include the cost to AVC and CLT) of so co-operating exceeds the amount of royalties payable by [ * ] or [ * ] or the Patent Owners (as the case may be) to CV under Clause
           3.8 in any Quarter, then CV shall notify the Patent Owners of the amount by which such cost exceeds the amount of such royalties in respect of each of [ * ] and [ * ] and the Patent Owners shall pay such amount to CV in accordance with the payment provisions set out in Sub-Clauses 3.8.1 to 3.8.5. For the purposes of this Clause 3.9, the cost to CV of co-operating with the Patent Owners and procuring the co-operation of AVC and CLT shall be calculated as:-

           (i) the number of hours that each employee of AVC and CLT is reasonably and directly engaged in ensuring that the obligations of the Patent Owners are fulfilled multiplied by each such employee's hourly rate of pay multiplied by [ * ]%; plus

           (ii) any other direct expenses reasonably incurred by AVC and CLT in that regard but on no account including indirect expenses,

           such costs to be agreed by the Parties.

4.         MINIMUM ROYALTIES

4.1 The minimum royalty payable to the Patent Owners under this Agreement will be 'L'1 million per Year ("the Minimum Level") for the Initial Term. There shall be no minimum royalty after the Initial Term.




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4.2        In the event that the royalty due to the Patent Owners pursuant to
           Clause 4.1 does not in any Year amount to the Minimum Level (a "Lean Year"), CV shall on the date for payment of royalty in respect of the final Quarter of that Lean Year pay to the Patent Owners such amount in addition to any royalty otherwise payable as represents the difference between the aggregate royalty arising in respect of sales of Lenses for that Year and the Minimum Level (the "Shortfall"), any amount so payable being deemed to be royalty for the purposes of this Agreement, PROVIDED THAT

           4.2.1 if, in the Years prior to a Lean Year, CV has paid amounts in royalties which cumulatively exceed the aggregate Minimum Level for those Years, CV shall, for the purpose of calculating whether the Minimum Level has been achieved in the Lean Year, be entitled to set off against the Shortfall for that Year such part of the excess paid cumulatively in the previous Years over the Minimum Level for those previous Years as may be necessary to achieve the Minimum Level; and

           4.2.2 if the royalty due to the Patent Owners in any Year or Years exceeds the Minimum Level, CV shall be entitled to set off against the royalties payable for that Year in excess of the Minimum Level an amount up to the total amounts paid by way of Shortfall in respect of any earlier Year or Years.

4.3 For the avoidance of doubt, it is acknowledged that the Parties intend the Patent Owners to receive minimum royalties of 'L'5 million in aggregate over the Initial Term.

5.         PAYMENT

5.1 Within 60 days following the end of each Quarter, CV will pay to the Patent Owners in pounds sterling the royalty due for the previous Quarter or any period which is less than a Quarter together with a calculation showing how the figure was arrived at. Time shall become of the essence in relation to payments due to the Patent Owners under this Agreement after a period of 30 days following notification by the Patent Owners to CV that CV has failed to make a payment.

5.2 Payment shall be made to G H and A D Galley on behalf of the Patent Owners and it shall be the responsibility of the Patent Owners themselves to disburse any sums received in accordance with their respective rights and obligations. Payment shall be made directly to a bank account to be designated by the Patent Owners from time to time. Unless further advised, payments shall be made to the account of GH & AD Galley Royalties Account at [ * ].



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5.3        Notwithstanding the provisions of Clause 5.1, interest shall be payable at 2.5% over the base rate of the National Westminster Bank on late payment calculated on a daily basis from the date on which royalties are due until receipt of payment in cleared funds by the Patent Owners.

5.4 CV shall maintain full and accurate records of Lenses made, sold or otherwise disposed of and all royalties payable hereunder. Such records shall be kept at CV's principal place of business or at any of its designated manufacturing sites provided that the Patent Owners are kept advised in writing of the location of such records. Unless further advised, the Patent Owners understand that such records shall be kept at Aspect Vision Care Ltd., South Point, Hamble, Southampton SO31 4RF, United Kingdom.

5.5 The Patent Owners shall have the right, at any time (but not more than twice in any calendar year), upon giving 30 days notice of their intention to do so, to have a firm of independent chartered accountants review CV's books and records to verify the royalty statements provided to the Patent Owners by CV and to take copies of such information as required. The Patent Owners shall maintain any information disclosed to them in the course of such review in complete confidence and shall not use such information for any purpose other than verifying the amount of royalty payable to them.

5.6 For the purpose of calculating Net Sales Value in relation to sales not invoiced in pounds sterling, Net Sales shall be converted to pounds sterling at the rate being the average rate of the buying and selling rates of pounds sterling in respect of the currency in question offered by any one of the five largest banks in the UK over the Quarter the royalty payment is due for the Lenses in question.

6.         Taxes

6.1 Subject to Clause 6.2 below, all payments to be made by CV to the Patent Owners under this Agreement shall be made free and clear of and without deduction or on account of any Relevant Tax.

6.2 In the event that any relief from deduction or withholding of any Relevant Tax may be available, the Patent Owners and CV agree and undertake that the Patent Owners will use all reasonable endeavours to complete Form 1001 (if appropriate) for US tax purposes and lodge the Form with CV so that an exemption from withholding tax be obtained under the applicable double tax treaty.








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6.3        Subject to Clauses 6.1 and 6.2, if CV is required by law to make any payment under this Agreement subject to the deduction or withholding of any Relevant Tax the full amount required to be deducted or withheld to the relevant taxation or other authority shall be so deducted or withheld by CV under the applicable law and CV shall deliver to the Patent Owners within 30 days of actual receipt (or such shorter time after actual receipt as the applicable authority requires) a receipt or certified copy thereof or other appropriate evidence issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

6.4 Subject always to Clause 6.5, in circumstances in which CV is required by law to make a payment under this Agreement subject to deduction or withholding in accordance with Clause 6.3 CV shall on the relevant payment dates pay to the Patent Owners, in addition to the royalties due under this Agreement, 50% of the Relevant Sum. For the purposes of this clause the Relevant Sum shall be the amount which is equal to the sum which would be required to be paid to the Patent Owners by CV to ensure that, after the making of such deduction or withholding as is required by Clause 6.3, the Patent Owners would receive and retain (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which they would have received and so retained had no such deduction or withholding of any Relevant Tax been made or been required to be made.

6.5 There shall be no obligation on CV to make a payment to the Patent Owners under Clause 6.4 if the Patent Owners in their reasonable opinion determine that, by virtue of the withholding or deduction referred to in Clause 6.3 they have received or will within a reasonable period receive, a credit against or any relief for, any tax paid or payable by the Patent Owners in respect of the payments due to them under this Agreement.

6.6 In this Clause 6, Relevant Tax means in relation to any payment which falls to be made under this Agreement any present or future tax of any nature now or hereafter imposed by the rules of any tax authority.

7.         INTELLECTUAL PROPERTY

           Except as provided for in this Agreement, CV recognises the Patent Owners' title to the Licensed Patents and shall not claim any right, title or interest in the Licensed Patents (save as provided for in this Agreement) or at any future time seek to register or use any of the Licensed Patents in its own name as proprietor.





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8.         ENFORCEMENT OF PATENTS AND PROSECUTION OF PATENTS

8.1 If any Party learns of any infringement or suspected infringement of a Licensed Patent or Know-How it shall promptly notify the other Parties. CV shall have the option and is hereby irrevocably authorised by the Patent Owners, at its own expense, and in the name of the Patent Owners, to take action against any such infringer or alleged infringer, and shall be entitled to any damages received related to such matter. If CV so take action against any such infringer or alleged infringer, CV shall in its absolute discretion determine what action if any shall be taken and shall have sole control over and shall conduct any such action as it shall deem necessary and the Patent Owners shall take such actions as CV reasonably requests (including but not limited to the use of its name in or being joined as a party to proceedings) to facilitate CV's actions, provided, however, that CV shall reimburse the Patent Owners for their reasonable expenses in assisting CV in such matter.

8.2 In the event that action taken by CV against an infringer pursuant to Clause 8.1 results in a court ruling in CV's favour and that the reasonable expenses incurred by CV in taking such action exceed the amount of damages payable to CV in relation to such matter, the Parties shall bear the remainder of such excess expenses [ * ]. Subject to the Patent Owners' agreement to the calculation of the amount due from them to CV, such amount shall be treated as a prepayment of royalties due to the Patent Owners under this Agreement. In any other circumstances, CV shall bear its own expenses incurred under Clause 8.1.

8.3 The Patent Owners agree that no licence shall be granted to any alleged infringer against whom CV or the Patent Owners have begun a court action unless and until CV or the Patent Owners have been satisfied to the extent of their damages.

8.4 The Patent Owners shall proceed with the prosecution of all Patent Applications as of the Effective Date and shall use diligent efforts to obtain patents for such Patent Applications, at the Patent Owners' expense. The Patent Owners shall keep CV apprised of the status of such Patent Applications.






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8.5        The Patent Owners shall subject as hereinafter provided during the term of this Agreement pay all renewal fees and do all such acts and things as may be necessary to maintain in force the Patents and shall produce to CV the receipt for such renewal fees seven (7) days at the least before the last day for renewing any of such Patents (excluding periods allowed in extension of the time limit for renewing) and in default shall recognise the right of CV to pay the same and to be credited with the cost thereof. The Patent Owners shall reimburse CV for any fees paid by CV pursuant to this Clause 8.5 within fourteen
           (14) days of receiving from CV notification that CV has paid such fees.

8.6 The Patent Owners undertake during the life of this Agreement not to abandon or allow to lapse any of the Patents or to amend the specification of any of them or the specification accompanying any of the Patent Applications during the term of this Agreement without the prior written consent of CV.

9.         INDEMNIFICATION

9.1 Subject to clause 9.2 the Patent Owners will indemnify and hold harmless CV (together with its officers, servants and agents) against any and all liability, loss, damages, costs (whether special, indirect, consequential, direct or otherwise) including attorney's fees

           (i)        that may be incurred in defending any claim or

           (ii) awarded or agreed to be paid in respect of any claim, to any third party in respect of any claim or action that the possession or use of the Licensed Patents and Know How infringes the patents of the said third party. The Patent Owners shall have full conduct of such claims save that they shall not settle or otherwise compromise such claims without the prior written consent of CV, such consent to not be unreasonably withheld or delayed. If either Party learns of any infringement or suspected infringement of the patents of a third party as referred to above it shall promptly notify the other Party.

9.2 In the event of the Patent Owners becoming liable to CV under the provisions of Clause 9.1, the amount payable to CV under that Clause shall not exceed an amount equal to the amount of royalties payable to the Patent Owners under this Agreement from the date of a third party bringing an action against CV. Under no circumstances shall the Patent Owners be required to repay any royalties paid to them prior to the date of such action being brought. CV shall be entitled to suspend payment of royalties to the Patent Owners from the date of such action being brought provided that;








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

           9.2.1 in the event the third party action is struck out for want of prosecution or otherwise or in any case when an action is lost by the third party, CV shall forthwith pay to the Patent Owners the amount of royalties falling due during the period of the suspension; and

           9.2.2 in the event of a third party successfully bringing an action against CV for infringement of that third party's patent or patents ("Third Party Patent") by the possession or use by CV of one or more of the Licensed Patents, and CV paying royalties to that third party in respect of the Third Party Patent, CV shall in addition to suspending payments of royalties in respect of the appropriate Licensed Patent be entitled to deduct from any royalties due to the Patent Owners under this Agreement the amount of any royalties it pays to such third party in respect of the Third Party Patent.

10.        TERM

           This Licence shall remain in effect from the date hereof until the last of the Licensed Patents expires, is abandoned or is finally adjudicated invalid.

11.        TERMINATION

11.1 This Agreement may be terminated forthwith by written notice from the Patent Owners in the event that CV are late in making any due and payable royalty payment by more than 30 days and if CV fails to make such payment together with all interest thereon within 30 days of any one of the Patent Owners notifying CV in writing requiring them to pay the same.

11.2 CV shall be entitled to terminate this Agreement forthwith by written notice with immediate effect if:

           11.2.1 the Patent Owners are in breach of any of their obligations hereunder and fail to remedy such breach within 30 days of notice in writing requiring such remedy; or

           11.2.2     all the Licensed Patents are revoked or declared invalid.

11.3 Termination of this Agreement shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination and in particular but without limitation the right to recover damages from the other.

11.4 Upon the termination of this Agreement or upon its expiry, CV shall forthwith return to the Patent Owners or permit the Patent Owners to enter onto its premises for the purpose of repossessing all drawings, data, material and other documents including without limitation, software supplied to CV by the Patent Owners and any copies of any of the same in its possession or under its control (whether or not containing Know-How) and shall procure the return of any of the same (and any copies) in the possession of or under the control of any third party.

11.5 Expiry of this Agreement or its termination for whatever cause shall not release CV from any of its obligations which expressly or by implication become effective or continue to be effective on or after the termination of this Agreement.

11.6 Termination of this Agreement for whatever cause or its expiry shall be without prejudice to the rights of the Parties in respect of any antecedent breaches or any other rights which may have arisen under this Agreement and shall not relieve any party from any existing obligation or liability which has arisen under this Agreement.

11.7 Upon termination of this Agreement all related sub-licences granted by CV shall immediately (unless the sub-licensee is then in default thereunder entitling CV to terminate such sub-licence) be deemed to be licences in the terms they were granted by CV, and shall continue as if originally granted by the Patent Owners, and the Patent Owners and CV shall enter into such further documents as may be needed to give effect to this SAVE THAT the Patent Owners shall not be bound to enter into any such arrangement unless they are satisfied that the terms of any such arrangement impose no obligations on the Patent Owners other than those incumbent on the Patent Owners pursuant to this Agreement.

12.        REPRESENTATIONS AND WARRANTIES BY THE PATENT OWNERS

           The Patent Owners hereby represent and warrant to CV as follows:

12.1 Ownership of Licensed Patents: The Patent Owners are the registered proprietors of the Patents and are entitled to the benefit of the Patent Applications and own all right, title and interest to the Licensed Patents, free and clear of any liens, charges or other encumbrances. The Patent Owners have not done or omitted nor will hereafter do or omit any act or thing whatsoever whereby the Licensed Patents may be invalidated encumbered or otherwise prejudicially affected or the due performance of this Agreement hindered or prevented.

12.2 No Other Applicable Patents: The Patent Owners do not own or have any other interest in any other patents or patent applications applicable to the cast moulding of Lenses.

12.3 Legal Proceedings : No default: No action, suit, proceeding or investigation so far as the Patent Owners are aware is pending or threatened by any person or entity which seeks to challenges the validity of the Licensed Patents and the Patent Owners are not aware of any basis therefor. The execution of this Agreement and the carrying out of its provisions will not result in a violation of any contract, agreement or obligation of the Patent Owners.

12.4 Authority: The Patent Owners have all requisite power and authority to enter into this Agreement and to carry out its terms. All actions on the part of the Patent Owners necessary for the authorisation, execution, delivery and performance of their obligations hereunder has been taken, and this Agreement, when executed and delivered by the Patent Owners shall constitute their valid and legally binding obligation, enforceable in accordance with its terms.

12.5 Patent Infringement: The Patent Owners are not aware of any other person or entity infringing any of the Licensed Patents, and are not aware of any reason why the Licensed Patents, or any claims thereof, could be challenged or invalidated.

12.6 No other licences: Other than the licences under the agreements listed in Clause 2.4 the Patent Owners have not granted and will not grant or purport to grant any other licences, rights, assignments over or relating to the Know-How or the Licensed Patents or over or relating to any other industrial or intellectual property relating or which may relate to Lenses.

12.7 Know How: Other than under the agreements listed in Clause 2.4 the Patent Owners have not disclosed any of the Know-How to any third party save under an obligation of confidence.

12.8 Infringement of Third Party Rights: To the best of the knowledge, information and belief of the Patent Owners the use of the Licensed Patents by CV, its servants, agents or customers will not infringe the rights of any third party.

12.9 Placing right to apply for patent in jeopardy: The Patent Owners have not nor to the knowledge of the Patent Owners has any other person done or omitted to do any act whereby the right to apply for letters patent in respect of the Lenses and the conditions, requirements or circumstances affecting the validity of the grant of any such letters patent may be jeopardised.

13.        GENERAL

13.1       Entire Agreement

           This Agreement constitutes the entire understanding between the Parties relating to the subject matter hereof and no modification or addition to this Agreement shall have any effect whatsoever unless it is set forth in writing and is referred to as a modification or addition to this Agreement and signed by CV and by G H Galley, his heirs or assigns for and on behalf of the Patent Owners.

13.2       Severability

           Every provision of this Agreement shall be severable and should any provision of this Agreement be void, or be liable to render this Agreement void, then this Agreement shall be read as if that provision were excluded.

13.3       Waiver

           The failure of either Party to enforce at any time any term of this Agreement or to exercise any right under this Agreement shall in no way affect the validity of this Agreement or the right of the Party thereafter to enforce any term of this Agreement or to exercise any right under this Agreement unless such Party has provided to the other Party in writing a specific waiver of such right. Notwithstanding the above either Party shall be entitled to an estoppel in relation to any material breach of this Agreement which was known to one of the Parties and of which such Party failed to inform the other Party in writing for a period of six months from the date at which it had such knowledge.

13.4       Governing Law

           This Agreement shall be governed by the law of England and Wales, and the Parties hereby submit to the jurisdiction of the English Courts.

13.5       No use of Name

           Except as may be required by law or by virtue of contractual obligations with third parties which are in existence at the date of signing of this Agreement neither Party shall make any disclosure of this Agreement or its terms without the prior written consent of the other Party which shall not be unreasonably withheld.

13.6       Assignment

           This Agreement will bind and inure to the benefit of each Party's successors and assigns.

13.7       No Right of Offset

           Other than as provided for under Clauses 4 and 9.2 the Parties hereby waive any and all claims of set off against any payments (including interest) due hereunder and each Party agrees to pay all amounts payable hereunder to the other regardless of any rights in equity, set off or cross claim it may have against the other and without any deduction.

13.8       Publicity

           Neither Party shall make any public announcements regarding these agreements without the prior consent of the other Party. However, once any statement has been agreed, it may be repeated by either Party in a substantially similar form at any future date unless one Party notifies the other in writing that they no longer agree to such information being disclosed.

13.9       Assistance

           During the term of this Agreement the Patent Owners shall as and when reasonably requested by CV provide such technical assistance and advice as CV shall reasonably require and the Patent Owners shall be in a position to provide in connection with the development manufacture or marketing of the Lenses and CV shall reimburse the Patent Owners all out of pocket and other expenses reasonably incurred by them in providing such advice and assistance provided that such assistance shall be limited to a maximum of [ * ] man days per Year.

14.        ARBITRATION

14.1 In the event that any dispute arises over the terms of this Agreement or any of its provisions, the parties hereto agree that such dispute shall, following one party notifying the other of its wish to appoint an arbitrator, be settled by process of arbitration and not by process of law. Such arbitration shall be undertaken by a QC (being Queens Counsel, who is a member of a UK Inn of Court) acceptable to both parties with the assistance, if required, of an independent Chartered Accountancy Practice acceptable to both parties or if no agreement can be reached within fourteen days of one party notifying the other of its wish to refer such a matter to an arbitrator, such arbitrator shall, upon the application of either party, be appointed by the President, for the time being, of the Law Society. The costs of any such arbitration shall be awarded by the arbitrator and the results of such arbitration shall be final and binding on both parties. Nothing in the foregoing shall prevent either party from applying to the Court in order to enforce the obligation of the other party to continue to perform its obligations hereunder pending resolution of any dispute, including without limitation, the obligation of CV to continue to pay royalties or any other sums due in accordance with this Licence.

* Confidential treatment has been requested from the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission

14.2 The procedure to be followed for such arbitration shall be agreed between the parties or in default of agreement determined by the arbitrator.

15.        NOTICES

15.1 Any notice, report or statement to either party required or permitted under this Agreement shall be in writing and shall be forwarded by recorded delivery courier such as Federal Express or similar and shall be deemed to be given when received by the Party to which it is addressed. Such notification shall be sent to the address set forth below or to such other address which may be notified from one Party to another from time to time during the term of this Agreement.

           To CV:                                To the Patent Owners:
           15.2       The President              15.7       c/o G H Galley
           15.3       Cooper Vision, Inc.        15.8       Red Lodge
           15.4       10 Faraday                 15.9       The Close
           15.5       Irvine                     15.10      Totteridge
           15.6       CA 92718                   15.11      London  N20 8PJ
                                                 15.12

16.        AVC LICENCE AND CLT LICENCE

           The Parties agree that, upon entry into force of this Agreement, the parties shall procure that the AVC Licence and the CLT Licence ("the Existing Licenses") shall be terminated and that this Agreement will supersede the Existing Licences provided that it is agreed that royalties accrued under the Existing Licenses until the Effective Date shall be paid to the Patent Owners within 60 days of the Effective Date.

17.        VALUE ADDED TAX

           All consideration payable to the Patent Owners under the terms of this Agreement is exclusive of value added tax.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

           COOPER VISION, INC.                  17.1       G H GALLEY
           10 FARADAY                           17.2       RED LODGE
           IRVINE, CA 92718                     17.3       THE CLOSE
           USA                                  17.4       TOTTERIDGE
                                                17.5       LONDON  N20 8PJ
                                                17.6
           A Thomas Bender                      17.7       G H Galley
           ................................     17.8       .....................
                                                           ...........
                                                17.9       G H GALLEY
                                                17.10      PATENT OWNER
                                                17.11
                                                17.12
                                                17.13
                                                17.14
           B BEVIS                              17.16      ALBERT MORLAND
           53, WILDERNESS HEIGHTS               17.17      7 BITTERNE PLACE
           WEST END                             17.18      NEWPORT
           SOUTHAMPTON  SO3 3PS                 17.19      ISLE OF WIGHT
                                                17.20

           B Bevis                              17.21      A D Galley
           17.15      .....................     17.22      .....................
                      ..........                           ...........
           B BEVIS                                         A D GALLEY
           PATENT OWNER                         17.23      PATENT OWNER
                                                17.24
                                                17.25
                                                17.26
                                                17.27
           A D GALLEY                           I B ATKINSON
           BEACON WEY                           90 QUEENS DRIVE
           THE HANGERS                          SURBITON
           BISHOPS WALTHAM                      SURREY
           HANTS  SO32 1FZ                      KT5 8PP

           A D Galley                           I B Atkinson
           17.28      .....................     17.29      .....................
                      ..........                           ...........
           A D GALLEY                           I B ATKINSON
           PATENT OWNER                         PATENT OWNER

                                    EXHIBIT 1


------------------------------------------------------------------------------------------------------------------------
       COUNTRY               APPLICATION NO.             PATENT NO.                          STATUS
------------------------------------------------------------------------------------------------------------------------
Australia                                              629280             Granted Patent
------------------------------------------------------------------------------------------------------------------------
Great Britain                                          2,226,977 A        Lapsed, replaced by European (UK) 383425
------------------------------------------------------------------------------------------------------------------------
Singapore                                              1137/93            Registered European (UK) Patent
------------------------------------------------------------------------------------------------------------------------
Europe                                                 383,425            Granted Patent Austria, Belgium,
                                                                          Switzerland, Liechtenstein, Germany,
                                                                          Denmark, Spain, France, Greece, Italy,
                                                                          Luxembourg, Netherlands, Sweden and Great
                                                                          Britain
------------------------------------------------------------------------------------------------------------------------
Taiwan                                                 39682              Granted Patent
------------------------------------------------------------------------------------------------------------------------
USA                                                    5,087,015          Granted Patent
------------------------------------------------------------------------------------------------------------------------
Canada                       2,007,536                                    Pending, under examination
------------------------------------------------------------------------------------------------------------------------
Japan                        3697/90                                      Pending, under examination
------------------------------------------------------------------------------------------------------------------------
S. Korea                     90355                                        Pending, under examination
------------------------------------------------------------------------------------------------------------------------
